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                                                                   Exhibit 10.76

                                                                       Exhibit A

                                AmerUs Group
                              MIP Deferral Plan

                              September 1, 1998


Section 1.  General Purpose of Plan; Definitions.

The name of this plan is the AmerUs Group MIP Deferral Plan (the "Plan"). The purpose of the Plan is to enable the respective management employees of AmerUs Group Co. (the "Company") and its Subsidiaries to participate in the long-term success of the Company by investing in the performance of the stock of AmerUs Life Holdings, Inc.

For purposes of the Plan, the following terms shall be defined as set forth below:

a. "Board" means the Boards of Directors of the Company and its Subsidiaries.

b.   "Code" means the Internal Revenue Code of 1986, as amended.

c. "Committee" means the Human Resources Committee of the Board. If at any time there is no Committee, the functions of the Committee specified in the Plan shall be exercised by the Board.

d. "Commission" means the Securities and Exchange Commission, or any successor thereto.

e. "Company" means AmerUs Group Co. a corporation organized under the laws of the State of Iowa, or any successor corporation.

f. "Deferred Amount" means the amount of bonus elected by a Participant to be deferred under the Plan, as described in Section 4 of the Plan.

g. "Disability" means total and permanent disability, as determined under the long term disability program of the Company and any of its Subsidiaries.

h. "Employer Match" means the contribution of Stock Units calculated using a predetermined percentage of the Stock Units purchased with a Participant's Deferred Amount.

i.   "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

j. "Fair Market Value" means, as of any given date, the closing price of the Stock on such date on the New York Stock Exchange.

k. "MIP Payment Date" means the date on which bonuses under the Management Incentive Plan of the Company are paid.




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l.   "Non-Employee Director" means a director who is a "non-employee director"
     under Rule 16b-3 under Section 16 of the Exchange Act and is an "outside director" under Section 1.162-27(e)(3) of the regulations promulgated under the Code.

m. "Participant" means an employee of the Company or any Subsidiary who is eligible for participation in the Plan under Section 3 of the Plan and who elects to participate in the Plan under Section 4 of the Plan.

n.   "Plan" means this MIP Deferral Plan.

o. "Restricted Period" means, with respect to a particular Stock Unit, the period determined by the Committee during which such Stock Unit may not be cashed out, which period shall be no shorter than the period beginning on the MIP Payment Date on which the Stock Unit is purchased and end on the third successive MIP Payment Date thereafter.

p. "Retirement" means "normal retirement" or "early retirement," as those terms are defined in the All*AmerUs Savings & Retirement Plan.

q.   "Stock" means the Class A Common Stock of the Company.

r.   "Stock Unit" means an equivalent unit comparable to a share of the Stock.

s. "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of voting stock in one of the other corporations in the chain.


Section 2.  Administration.

The Plan shall be administered by the Committee, which shall at all times consist of not less than two Non-Employee Directors.

The Committee shall have the power and authority to grant eligible employees Stock Units pursuant to the terms of the Plan.

In particular, the Committee shall have the authority:

a. To determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted under the Plan.

b. To determine the percentage to be used for determining the Employer Match to be granted with respect to Stock Units granted under the Plan and to notify Participants of the same.


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c.   To adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan (and any agreements relating thereto) and to otherwise supervise the administration of the Plan.

All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.

Section 3.  Eligibility.

Officers and other key and high performing employees of the Company and its Subsidiaries who are eligible to receive bonuses under the Management Incentive Plan of the Company are eligible to participate in the Plan.

Section 4.  Election.

Each officer and employee of the Company and its Subsidiaries who is eligible to participate in the Plan may elect to defer up to the lesser of (i) fifty percent (50%) of the next bonus he or she may receive under the Management Incentive Plan of the Company or (ii) $100,000. Such Deferred Amount shall be used by the Participant to purchase Stock Units, as described in Section 6 of the Plan. Such election shall be made annually no later than such date as the Committee shall determine.

Section 5.  Employer Match.

Subject to Section 6(f), at the end of a Restricted Period, the Company and its Subsidiaries shall grant an Employer Match with respect to the related Stock Units originally purchased by each Participant. The Employer Match shall be determined annually by the Committee.

Section 6.  Stock Units.

Stock Units purchased under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

a. Purchase Date. A Participant shall purchase Stock Units on the first MIP Payment Date following the election by such Participant to participate in the Plan.

b. Price of Stock Units. The price per share of Stock Units under the Plan shall be determined on the MIP Payment Date but shall not be less than the Fair Market Value of the Stock on that date. Stock Units may only be purchased with Deferred Amounts.

c. Restricted Period. No Stock Unit may be cashed out during its Restricted Period; provided, however, that in the event of the death, Disability, Retirement or termination of a Participant,



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     the Stock Units of such Participant may be cashed out as described in
     Sections 6(f) or 6(g) of the Plan.

d. Cash Out. On the first business day following the end of a Restricted Period for particular Stock Units, such Stock Units, together with the related Employer Match, shall be cashed out by each Participant. Upon cashing a Stock Unit, a Participant shall be entitled to receive up to, but not more than, an amount in cash or shares of Stock equal in value to the Fair Market Value of one share of Stock on the first business day following the end of the Restricted Period. Payment to Participants shall be made within ten days of the end of the Restricted Period. The Committee has the right to determine the form of payment any Participant shall receive for cashing out.

e. Non-Transferability of Stock Units. No Stock Unit shall be transferable by a Participant other than by will or by the laws of descent and distribution, and all Stock Units shall be cashable, during the Participant's lifetime, only by the Participant. The Committee shall have the discretionary authority, however, to grant Stock Units which would be transferable to members of a Participant's immediate family, including trusts for the benefit of such family members and partnerships in which such family members are the only partners. In exercising such discretionary authority, the Committee may take into account whether the granting of such transferable Stock Units would require registration with the Commission under a form other than Form S-8. A transferred Stock Unit may be cashed out by the transferee only to the extent that the Participant would have been able to cash out such Stock Unit had the Stock Unit not been transferred.

f.   Termination of Employment.   Notwithstanding anything in the Plan to the
     contrary, unless otherwise determined by the Committee at grant, if a Participant's employment with the Company or any Subsidiary is voluntarily or involuntarily terminated, the Stock Units purchased by such Participant shall be deemed vested, and such Participant shall be entitled to a cash payout with respect to only such Stock Units. The Participant shall cease to have any right to receive an Employer Match as of the date of the termination of his/her employment, and shall have no further rights under the Plan.

g.   Terms of Cash Out Upon Termination of Employment.  Except as set forth in
     Section 6(f) of the Plan, all of the terms relating to the cash out, cancellation or other disposition of a Stock Unit and Employer Match upon the termination of the employment of a Participant by the Company or a Subsidiary, or upon the Disability, Retirement, death of a Participant shall be determined by the Committee.

h. Changes in Stock. In the event of a change in the number of outstanding shares of Stock by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the number of Stock Units issued to each Participant shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.



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Section 7.  Taxes.

The Company shall be entitled, if the Committee deems it necessary or desirable, to withhold the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any Stock Units issuable under the Plan, and the Company may defer cashing out any Stock Unit unless the Company is indemnified to its satisfaction against any liability for any tax. The amount of withholding or tax payment shall be determined by the Committee or its delegate and shall be payable by a Participant at such time as the Committee determines. A Participant may satisfy his or her tax-withholding obligation by the payment of cash to the Company or in any other manner determined by the Committee. The Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to withholding methods as it deems necessary or appropriate.

Section 8.  Amendments and Termination.

The Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the right of a Participant without his or her consent.

The Committee may amend the terms of any Employer Match theretofore granted, prospectively, but no amendment shall impair the rights of any Participant without his or her consent.

Section 9.  Unfunded Status of the Plan.

The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing set forth in the Plan shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu thereof with respect to awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

Section 10.  General Provisions.

All certificates for shares of Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange upon which the stock is listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Section 11.  Effective Date of Plan.

The Plan shall be effective on the date that the Committee approves it.


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